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                                                                    EXHIBIT 23.1


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


As an independent registered public accounting firm, we consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 33-103439) pertaining to the Stonepath Group, Inc. 401(k) Plan of our report dated July 7, 2005, with respect to the financial statements and supplemental schedule of the Stonepath Group, Inc. 401(k) Plan for the year ended December 31, 2004 included in this Annual Report (Form 11-K) filed with the Securities and Exchange Commission. It should be noted that we have not audited any financial statements of the Plan subsequent to December 31, 2004.


Plymouth Meeting, Pennsylvania
Date:  July 14, 2005                             /s/ Mayer Hoffman McCann P.C.